EXHIBIT 99.1

NEWS	Contact: Clay Williams (713) 346-7606
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO ANNOUNCES
SECOND QUARTER 2008 EARNINGS AND BACKLOG
HOUSTON, TX, July 29, 2008 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for its second quarter ended June 30, 2008 it earned net income of $421.7 million, or $1.04 per fully diluted share, which includes $62.5 million of pre-tax charges ($0.10 per share after tax) related to its merger with Grant Prideco, Inc., $29.0 million ($0.07 per share) in additional tax provisions related to the Company’s decision to repatriate earnings from certain foreign subsidiaries during the quarter and $7.2 million in pre-tax income ($0.01 per share after tax) from a Grant Prideco business that was sold during the quarter. Net income for the period excluding these charges and income was $486.5 million, or $1.20 per fully diluted share. Reported revenues for the second quarter were $3,324.2 million. Operating profit for the quarter, excluding the $62.5 million of transaction costs and income from the disposed Grant Prideco business, was $746.8 million.
The Company completed its merger with Grant Prideco, Inc. on April 21, 2008, and, as a result, its financial statements reflect Grant Prideco’s results for all but the first 21 days of the quarter. The purchase price allocated to Grant Prideco for the merger was reduced by $127.0 million reflecting the Company’s settlement of certain patent litigation.
In addition to reported results, the Company is also providing supplemental results, which include the combined financial results for the Company and Grant Prideco as if the acquisition occurred at the beginning of the period. The Company’s as adjusted revenues and operating profit for the second quarter of 2008 were $3,444.7 million and $778.2 million, respectively, including the estimated effects of purchase accounting for the full quarter but excluding certain transaction costs. Revenues increased 9 percent from the first quarter of 2008, and increased 21 percent from the second quarter of 2007, on this combined basis. Operating profit flow-through, or the increase in operating profit divided by the increase in revenue, was 40 percent from the first quarter to the second quarter of 2008, and was 30 percent from the second quarter of 2007 to the second quarter of 2008, on a combined basis.
Backlog for capital equipment orders for the Company’s Rig Technology segment at June 30, 2008 increased to $10.8 billion, compared to $9.9 billion at March 31, 2008, with record new orders during the quarter of $2.2 billion. The increase in the Company’s backlog for capital equipment reflected the strong demand for its drilling equipment products, particularly for international offshore rigs. Backlog for drill pipe orders in the Company’s Petroleum Services & Supplies segment increased 19 percent during the second quarter.
Pete Miller, Chairman, President and CEO of National Oilwell Varco, remarked, “We are pleased with the strong results we achieved this quarter. Demand for our capital equipment products remained strong, as reflected in our record backlog. The merger helped position our Company to better benefit from the strong demand in the oilfield by providing us with oilfield products and services that complement our existing offering of products and services. We remain optimistic about market conditions for the remainder of the year.”
Rig Technology
Second quarter revenues for the Rig Technology segment were $1,911.1 million, an increase of 19 percent over the first quarter of 2008 and an increase of 36 percent from the second quarter of 2007. Operating profit for this segment was $506.4 million, or 26.5 percent of sales. Operating profit flow-through from the first quarter of 2008 to the second quarter of 2008 was 33 percent, and operating profit flow-through from the second quarter of 2007 to the second quarter of 2008 was 33 percent. Revenue out of backlog for the segment increased 18 percent sequentially and rose 40 percent year-over-year, to $1,337.4 million for the second quarter of 2008.
Petroleum Services & Supplies
Revenues for the second quarter of 2008 for the Petroleum Services & Supplies segment were $1,123.8 million. This segment now includes the Drilling Products and Services, ReedHycalog, XL Systems and IntelliServ products of Grant Prideco. On an adjusted combined basis for the merger for both periods, revenues for the Petroleum Services & Supplies segment for the second quarter of 2008 were $1,244.3 million, down 5 percent compared to first quarter of 2008, and operating profit was $296.7 million, or 23.8 percent of revenue, down 5 percent from the first quarter of 2008. During the second quarter, approximately $98 million of revenues from products previously reported in the Petroleum Services & Supplies segment were transferred to the Company’s other two segments, due to a realignment of management responsibilities. Excluding this realignment, segment revenues were up 2 percent sequentially, on an adjusted combined basis.
Distribution Services
The Distribution Services segment generated second quarter revenues of $425.6 million, a 16 percent increase over the first quarter of 2008 and a 23 percent increase from the second quarter of 2007. Second quarter operating profit was $24.8 million, or 5.8 percent of sales, a 32 percent increase over the first quarter of 2008 and a 7 percent increase from the second quarter of 2007.
The Company has scheduled a conference call for July 29, 2008, at 9:00 a.m. Central Time to discuss second quarter results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 303-262-2050 prior to the scheduled start time.
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.
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NATIONAL OILWELL VARCO, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,652.4	$1,841.8
Receivables, net	3,015.0	2,099.8
Inventories, net	3,484.1	2,574.7
Costs in excess of billings	605.0	643.5
Deferred income taxes	207.7	131.5
Prepaid and other current assets	438.0	302.5

Total current assets	9,402.2	7,593.8

Property, plant and equipment, net	1,750.9	1,197.3
Deferred income taxes	69.0	55.6
Goodwill	5,081.3	2,445.1
Intangibles, net	4,693.3	774.1
Investment in unconsolidated affiliate	205.3	—
Other assets	69.5	49.0

	$21,271.5	$12,114.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$772.5	$604.0
Accrued liabilities	2,155.1	1,761.4
Billings in excess of costs	1,951.6	1,396.1
Current portion of long-term debt and short-term borrowings	320.8	152.8
Accrued income taxes	552.3	112.4

Total current liabilities	5,752.3	4,026.7

Long-term debt	1,392.7	737.9
Deferred income taxes	2,078.6	564.3
Other liabilities	79.4	61.8

Total liabilities	9,303.0	5,390.7

Commitments and contingencies

Minority interest	92.7	62.8

Stockholders’ equity:
Common stock – par value $.01; 417,082,516 and 356,867,498 shares issued and outstanding at June 30, 2008 and December 31, 2007	4.2	3.6
Additional paid-in capital	7,954.2	3,617.2
Accumulated other comprehensive income	254.0	195.0
Retained earnings	3,663.4	2,845.6

	11,875.8	6,661.4

	$21,271.5	$12,114.9

NATIONAL OILWELL VARCO, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue:

Rig technology	$1,911.1	$1,409.2	$3,514.0	$2,629.0

Petroleum services and supplies	1,123.8	746.1	1,953.6	1,437.9

Distribution services	425.6	344.8	791.3	696.7

Eliminations	(136.3)	(115.2)	(249.3)	(213.0)

Total revenue	3,324.2	2,384.9	6,009.6	4,550.6

Gross profit	1,027.6	683.8	1,824.2	1,298.8

Gross profit %	30.9%	28.7%	30.4%	28.5%

Selling, general, and administrative	273.4	186.6	501.5	374.5

Transaction costs	62.5	—	62.5	—

Operating profit	691.7	497.2	1,260.2	924.3

Interest and financial costs	(24.2)	(13.1)	(34.2)	(25.4)
Interest income	10.5	10.0	26.2	19.1
Equity income in unconsolidated affiliate	17.1	—	17.1	—
Other income (expense), net	(14.6)	(0.8)	(1.1)	(3.7)

Income before income taxes and minority interest	680.5	493.3	1,268.2	914.3
Provision for income taxes	254.9	172.0	443.0	312.7

Income before minority interest	425.6	321.3	825.2	601.6
Minority interest in income of consolidated subsidiaries	3.9	2.8	5.9	7.2

Net income	$421.7	$318.5	$819.3	$594.4

Net income per share:

Basic	$1.05	$0.90	$2.16	$1.68

Diluted	$1.04	$0.89	$2.15	$1.68

Weighted average shares outstanding:

Basic	401.7	354.4	378.9	353.1

Diluted	404.0	356.3	380.7	354.3

NATIONAL OILWELL VARCO, INC.
OPERATING PROFIT — AS ADJUSTED SUPPLEMENTAL SCHEDULE (Unaudited)
(In millions)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2008	2007	2008	2008	2007
Revenue:

Rig technology	$1,911.1	$1,409.2	$1,602.9	$3,514.0	$2,629.0

Petroleum services and supplies	1,244.3	1,206.6	1,313.0	2,557.3	2,354.5

Distribution services	425.6	344.8	365.7	791.3	696.7

Eliminations	(136.3)	(115.2)	(113.0)	(249.3)	(213.0)

Total revenue	$3,444.7	$2,845.4	$3,168.6	$6,613.3	$5,467.2

Operating profit:

Rig technology	$506.4	$340.8	$406.0	$912.4	$609.6

Petroleum services and supplies	296.7	293.4	313.5	610.2	576.3

Distribution services	24.8	23.1	18.8	43.6	48.0

Unallocated expenses and eliminations	(49.7)	(57.9)	(71.8)	(121.5)	(111.4)

Total operating profit (before transaction costs)	$778.2	$599.4	$666.5	$1,444.7	$1,122.5

Operating profit %:

Rig technology	26.5%	24.2%	25.3%	26.0%	23.2%

Petroleum services and supplies	23.8%	24.3%	23.9%	23.9%	24.5%

Distribution services	5.8%	6.7%	5.1%	5.5%	6.9%

Other unallocated	—	—	—	—	—

Total operating profit (before transaction costs)	22.6%	21.1%	21.0%	21.8%	20.5%

Note: The unaudited as adjusted results represent the combined estimated financial results for National Oilwell Varco, Inc. and Grant Prideco, Inc. as if the acquisition occurred at the beginning of the period. The results include the estimated effect of purchase accounting adjustments, but do not include any effect from costs savings that may result from the acquisition or transaction costs, including the amortization of inventory step-up. The unaudited as adjusted financial statements are presented for informational purposes only and are not necessarily indicative of results of operations or financial position that would have occurred had the transaction been consummated at the beginning of the period presented, nor are they necessarily indicative of future results.

NATIONAL OILWELL VARCO, INC.
AS ADJUSTED EBITDA RECONCILIATION EXCLUDING TRANSACTION COSTS
(Unaudited)
(In millions)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2008	2007	2008	2008	2007
Reconciliation of EBITDA (Note 1):
GAAP net income	$421.7	$318.5	$397.6	$819.3	$594.4
Provision for income taxes	254.9	172.0	188.1	443.0	312.7
Interest expense	24.2	13.1	10.0	34.2	25.4
Depreciation and amortization	106.4	51.9	61.5	167.9	99.2
Transaction costs	62.5	—	—	62.5	—

EBITDA (Note 1)	$869.7	$555.5	$657.2	$1,526.9	$1,031.7

Note 1: EBITDA means earnings before interest, taxes, depreciation, amortization, and transaction costs, and is a non-GAAP measurement. Management uses EBITDA because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

CONTACT:	National Oilwell Varco, Inc.
Clay Williams, (713) 346-7606
Clay.Williams@nov.com